Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WD PROVIDES UPDATE ON EFFECT OF THAILAND FLOODS:
PRIMARY MANUFACTURING SITE FLOODED, SECOND SITE AT RISK;
SIGNIFICANT IMPACT ON DECEMBER QUARTER

IRVINE, Calif.—Oct. 17, 2011—Western Digital Corp. (NYSE: WDC) today announced that it has extended the suspension of its operations in Thailand. Over the weekend, rising water penetrated the Bang Pa-in Industrial Park flood defenses, inundating the company’s manufacturing facilities there and submerging some equipment. At the other company manufacturing location in Thailand, Navanakorn Industrial Park, the park flood defenses were breached on Monday morning local time and water has begun to flow into the park threatening the company’s facilities there. All WD employees in Thailand remain safe.

The company’s other facilities in Malaysia, Singapore and the U.S. are fully operational. The company now expects that the flooding of its Thailand facilities, combined with flood damage to the company’s supply chain in Thailand, will have significant impact on the company’s overall operations and its ability to meet customer demand for its products in the December quarter. The company will provide further updates on the situation on its investment community conference call on Wednesday, October 19, 2011.

About WD

WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and home entertainment products.

WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD® brand names. Visit the Investor section of the company’s Website (www.westerndigital.com) to access a variety of financial and investor information.

This press release contains forward-looking statements concerning the impact of flooding in Thailand on WD’s and its suppliers’ operations. The foregoing forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including: uncertainties concerning the extent of damage to the company’s and suppliers’ facilities and equipment; uncertainties about the timeframe for the flood waters receding and the restoration of operations and associated costs with such restoration; the effectiveness of flood prevention efforts at the Navanakorn Industrial Park; uncertainties concerning the availability and cost of commodity materials and specialized product components that WD does not make internally; actions by competitors; and other risks and uncertainties listed in WD’s recent Form 10-K filed with the SEC August 12, 2011, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.